NSAR ITEM 77O
VK Strategic Sector Municipal Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1          New York City    Goldman Sachs   5,000,000     1.47    3/22/01





Underwriters for #1
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Salomon Smith Barney Inc.
Bear, Stearns & Co. Inc.
Dain Rauscher Inc.
First Albany Corporation
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley Dean Witter
UBS PaineWebber Inc.
Ramirez & Co., Inc.
Roosevelt & Cross, Inc.
Advest, Inc.
Apex Pryor Securities